Exhibit 99.1

FINAL VERSION

WARRANT ACQUISITION AGREEMENT

by and among

CO FINANCE LVS VI LLC

and

FREIGHTCAR AMERICA, INC.,

Dated as of December 30, 2021

WARRANT ACQUISITION AGREEMENT

This WARRANT ACQUISITION AGREEMENT (this “Agreement”) is dated as of December 30, 2021 (the “Effective Date”) by and between FreightCar America, Inc., a Delaware corporation (the “Company”) and CO Finance LVS VI LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

WHEREAS, FreightCar North America, LLC, a Delaware limited liability company, the Company, the Investor, the other Lenders identified therein, and U.S. Bank National Association, as disbursing agent for the Lenders and as collateral agent for the Secured Parties identified therein, are parties to that certain Credit Agreement, dated as of October 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the parties to the Credit Agreement are entering into that certain Amendment No. 4 to Credit Agreement, dated as of the Effective Date (the “Amendment”), pursuant to which (a) the lenders thereunder will, among other things, advance additional term loans on the Effective Date in an aggregate principal amount of $15,000,000, and (b) the parties thereto agreed to certain other amendments to the Credit Agreement, all as described in the Amendment;

WHEREAS, as a condition to the willingness of the Company and the Investor and/or Affiliates of the Investor to enter into the Amendment, the Company desires to issue to the Investor a warrant, in the form attached hereto as Exhibit A (the “Warrant”), which shall be exercisable for shares (the “Exercise Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) equal, in the aggregate, to five percent (5%) of the Common Stock Deemed Outstanding of the Company on the date or dates the Warrant is exercised, and shall have the other rights set forth in the Warrant and in this Agreement; and

WHEREAS, the Company and the Investor desire to make certain representations and warranties set forth herein and enter into certain other agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, (i) any other Person controlled by, controlling or under common control with, such first Person and (ii) each Person in which such first Person owns in excess of a 50% economic interest. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise); provided that, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Requirements” means (i) all contractual obligations relating to the business of the Company and its Subsidiaries, and (ii) all Legal Requirements applicable to the business of the Company and its Subsidiaries.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are generally authorized by law to close.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the first Business Day after all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all of the conditions set forth in Sections 2.2, 6.1 and 6.2 hereof are satisfied or waived, or such other date as the parties may agree.

“Common Stock” has the meaning set forth in the Recitals.

“Common Stock Deemed Outstanding” means, at any given time, the sum (without duplication) of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock reserved for issuance under any equity incentive plan approved by the Board of Directors at such time, regardless of whether the shares of Common Stock are actually subject to outstanding Options or Convertible Securities, plus (d) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time, plus (e) the number of shares of Common Stock that may be issued pursuant to any Contract, agreement or arrangement of the Company in effect at such time, including without limitation shares of Common Stock to be issued in connection with any acquisition, joint venture, commercial relationship or the acquisition or license by the Company of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by the Company in connection with any such acquisition, plus (f) the maximum number of shares of Common Stock issuable pursuant to that certain Reimbursement Agreement, dated as of July 30, 2021, by and among the Investor, U.S. Bank National Association, Alter Domus (US) LLC, and the Company plus (g) the maximum number of shares of Common Stock (including shares of Common Stock issuable upon exercise or conversion of Convertible Securities) issuable pursuant to the Credit Agreement; provided that Common Stock Deemed Outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

“Company” has the meaning set forth in the Preamble.

“Company Deliverables” has the meaning set forth in Section 2.2(b)(ii).

“Contract” means any written or, subject to the knowledge of the Company, oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, commitment, arrangement, scheme, or other written instrument, in each case, that is legally binding on the Company or any of its Subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for the Common Stock, but excluding Options, including, without limitation, (a) securities convertible into shares of Common Stock that may be issued pursuant to any Contract in effect at such time, including without limitation shares of Common Stock to be issued in connection with any acquisition, joint venture, commercial relationship or the acquisition or license by the Company of the securities, businesses, property or other assets of another Person or pursuant to any employee benefit plan assumed by the Company in connection with any such acquisition and (b) the Warrant to Purchase Common Stock issued pursuant to the terms of that certain Warrant Acquisition Agreement, dated as of October 13, 2020, by and between the Company and the Investor.

“Credit Agreement” has the meaning set forth in the Recitals.

“Disclosure Schedules” has the meaning set forth in Article III.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Shares” has the meaning set forth in the Recitals.

“GAAP” has the meaning set forth in the Credit Agreement.

“Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality or quasi-governmental authority, in each case, that has jurisdiction over the Company or any of its properties, assets or business or any matter relating to the transactions contemplated by this Agreement.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investor” has the meaning set forth in the Preamble.

“Investor Deliverables” has the meaning set forth in Section 2.2(b)(i).

“Legal Requirements” means any federal, state, provincial, local, municipal, foreign, international, multinational or other law, statute, regulation, rule, directive, guidance, convention, ordinance, code, constitution, order, treaty or judgment, or similar provision or Applicable Requirement of any Governmental Entity, in each case in each case applicable to or binding upon the Company, or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is subject.

“Liens” has the meaning ascribed thereto in the Credit Agreement.

“Material Agreement” has the meaning set forth in Section 3.12.

“Options” means any warrants or other rights or options to subscribe for, acquire, purchase or otherwise be issued Common Stock or Convertible Securities.

“Ordinary Course” means the ordinary course of the Company’s business consistent with past practices.

“Permits” has the meaning set forth in Section 3.8(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Preferred Stock” means any Preferred Stock, par value $0.01 per share, of the Company, including any Series A Preferred Stock or Series B Preferred Stock.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B.

“Requisite Holders” means the Investor, its Affiliates or any transferee holding the Warrant or Warrants representing Exercise Shares constituting a majority of all Exercise Shares underlying the outstanding Warrant or Warrants.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Series A Preferred Stock” means Series A Voting Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock” means Series B Non-Voting Preferred Stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any other Person (other than an individual) of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the profits or losses of such limited liability company, partnership, association or other business entity (as the case may be) is allocated, directly or indirectly, to that Person or one or more Subsidiaries of that Person or a combination thereof, or that Person or one or more Subsidiaries of that Person or a combination thereof controls the general partner, manager, managing member, managing director (or a board or comparable governing body comprised of any of the foregoing) of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements filed or required to be filed in respect of any Taxes with a taxing authority (including any schedules thereto or amendments thereof).

“Taxes” means all federal, state, county, local, foreign and other taxes and similar governmental assessments (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, escheat or unclaimed or abandoned property obligation, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Warrant, the Registration Rights Agreement, the Amendment, and any other documents or agreements explicitly contemplated hereunder.

“Warrant” has the meaning set forth in the Recitals.

ARTICLE II

ACQUISITION OF THE WARRANT

Section 2.1 Issuance of Warrant. Subject to the terms and conditions set forth in this Agreement, at the Effective Date, in consideration for the Fourth Amendment Commitments (as defined in the Amendment) extended pursuant to the Amendment, the Company shall issue the Warrant to the Investor.

Section 2.2 Closing.

(a) The closing of the acquisition of the Warrant (the “Closing”) shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 43rd Floor, Los Angeles, California 90071, at 10 a.m. Pacific Time on the Closing Date, or at such other time and place agreed to by the parties in writing. If and to the extent the Company and the Investor mutually agree, the Closing may take place by exchange of facsimile or electronic signatures without the necessity for a physical meeting of the parties.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement:

(i) the Investor shall execute and deliver to the Company (A) the Warrant duly executed by the Investor, (B) the Registration Rights Agreement duly executed by the Investor and (C) a certificate, dated as of the Closing Date and signed by an officer of the Investor, certifying to the fulfillment of the conditions specified in Section 6.2 of this Agreement (collectively, the “Investor Deliverables”); and

(ii) the Company shall execute and deliver to the Investor (A) the Warrant duly executed by the Company and registered in the name of the Investor, (B) the Registration Rights Agreement duly executed by the Company and the other parties thereto, (C) a certificate of an officer of the Company, dated the Closing Date, (1) certifying the resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement and the Registration Rights Agreement and the issuance of the Warrant, (2) certifying the current versions of the Company’s certificate of incorporation and bylaws, and (3) certifying as to the signature and authority of the Person executing this Agreement, the Registration Rights Agreement, the Warrant and related Transaction Documents on behalf of the Company and (D) a certificate, dated as of the Closing Date and signed by the Company’s Chief Executive Officer, certifying as to the fulfillment of the conditions specified in Section 6.1 of this Agreement (collectively, the “Company Deliverables”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, subject to the qualifications and exceptions set forth in the disclosure schedules delivered to the Investor pursuant to this Agreement (the “Disclosure Schedules”):

Section 3.1 Organization. Each of the Company, and its Subsidiaries (a) is duly incorporated or organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where such qualification or license or, if applicable, good standing is required; except, in the case of clauses (b) and (c) above, where such failure could not reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 3.2 Authorization; Enforceability. The Company has all corporate power and authority to execute and deliver this Agreement, the Warrant, the Registration Rights Agreement, the other Transaction Documents, and any other agreements, certificates, instruments or writings contemplated hereby or thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement, the Warrant, the Registration Rights Agreement, the other Transaction Documents, and any other agreements, certificates, instruments or writings contemplated hereby or thereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, the Warrant, the Registration Rights Agreement, the other Transaction Documents, and any other agreements contemplated hereby or thereby, assuming due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3 Capitalization. As of the Effective Date, (a) the Company is authorized to issue up to 50,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock, of which 100,000 shares have been designated Series A Preferred Stock and 100,000 shares have been designated Series B Preferred Stock and (b) the Company has 15,947,228 shares of Common Stock issued and outstanding, no shares of Common Stock held in treasury and no shares of Preferred Stock issued and outstanding. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all federal and state securities laws. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company. Except as a result of the purchase and sale of the Warrant under this Agreement, and except as set forth in the SEC Reports, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock. The issuance and sale of the Warrant will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

Section 3.4 Subsidiaries. Section 3.4 of the Disclosure Schedules sets forth a true and correct list of the Subsidiaries of the Company. Except as described on Section 3.4 of the Disclosure Schedules, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of its Subsidiaries, free and clear of any Liens (other than Permitted Equity Liens, as defined in the Credit Agreement) and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.5 Valid Issuance of Warrant. The Warrant (a) is duly authorized by all necessary corporate action on the part of the Company, (b) when issued and delivered by the Company pursuant to this Agreement will be validly issued, and (c) will not be subject to any Liens or statutory or contractual preemptive rights or other similar rights of equityholders at the time of issuance except for any such rights that have been waived prior to issuance. The Exercise Shares issuable to the Investor upon exercise of the Warrant in accordance with the terms thereof

(x) will be, upon issuance, duly authorized by all necessary corporate action on the part of the Company, (y) when issued and delivered by the Company will be validly issued, fully paid and nonassessable and free of Liens, encumbrances or restrictions on transfer (other than those created by this Agreement, the Warrant, the Registration Rights Agreement, the Company’s certificate of incorporation or bylaws and applicable state and/or federal securities laws) and (z) will not be subject to any statutory or contractual preemptive rights or other similar rights of equityholders at the time of issuance. The Company shall at all times have reserved and available for issuance a sufficient number of shares of Common Stock to satisfy any issuance of the Warrant by the Investor.

Section 3.6 Non-Contravention. The Company is not in violation or default of any provision of its certificate of incorporation or bylaws (or comparable constituent documents). The Company’s execution, delivery and performance of and compliance with this Agreement, the Warrant, the Registration Rights Agreement, the other Transaction Documents, and any other agreements, certificates, instruments or writings contemplated hereby or thereby to which it is a party, the issuance and delivery by the Company of the Warrant and, upon exercise of the Warrant, the Exercise Shares and the consummation of the other transactions contemplated hereby and thereby (a) will not result in any violation of the provisions of its certificate of incorporation or bylaws (or comparable constituent documents), (b) will not conflict with or constitute a breach of or a default (or constitute an event which with notice or lapse of time or both would become a default) under or give rise to any right of termination, recapture, acceleration or cancellation under any material Contract of the Company, or result in the creation or imposition of any Lien or encumbrance upon any property or assets of the Company or any of its Subsidiaries, or, to the Company’s knowledge, the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its businesses or operations, or any of its assets or properties, (c) to the Company’s knowledge will not result in any violation of any Legal Requirement or any judgment, order or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries, or (d) to the Company’s knowledge require the consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any Governmental Entity on the part of the Company or any of its Subsidiaries, in each of clauses (b), (c) and (d), other than those as would not reasonably be expected to have a Material Adverse Effect.

Section 3.7 Litigation. There is no action, suit, proceeding or investigation pending or threatened against, nor any outstanding judgment, order or decree affecting, the Company or any of its Subsidiaries before or by any Governmental Entity or arbitral body, that individually or in the aggregate would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Entity specifically directed at the Company or any of its Subsidiaries. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity specifically directed at the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Compliance with Legal Requirements; Permits; No Defaults.

(a) The Company and each of its Subsidiaries is in compliance with all Legal Requirements applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except where the failure thereof would not have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have all required permits, registrations, licenses, authorizations, consents, certificates, orders, clearances, approvals and franchises from Governmental Entities to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), such Permits are in full force and effect and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, and the Company and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to such Permits to the extent required to be so performed on or prior to the Closing Date and are in compliance with the terms of such Permits, in each case except where any such failure would not have a Material Adverse Effect.

(c) Since January 1, 2020, the Company and each of its Subsidiaries has timely filed all reports, applications, statements, certifications, documents, registrations, filings, notices or submissions required to be filed with any Governmental Entity, in each case except where any such failure would not have a Material Adverse Effect. All such reports were in compliance with the Applicable Requirements when filed and no deficiencies have been asserted by such Governmental Entity, in each case except where any such noncompliance would not have a Material Adverse Effect.

Section 3.9 Financial Statements; Undisclosed Liabilities. The consolidated financial statements of the Company included or incorporated by reference in the SEC Reports filed since January 1, 2019, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and the Exchange Act, as applicable, and in conformity with GAAP (except (i) for such adjustments to accounting standards and practices as are noted therein or (ii) in the case of unaudited interim financial statements, to the extent that they may not include footnotes or may be condensed or summary statements) during the periods involved. The other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Reports filed since January 1, 2019 are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company.

Section 3.10 Tax Matters. Since January 1, 2019, each of the Company and its Subsidiaries has (a) filed or caused to be filed all material Tax Returns required to have been filed by it (or has filed timely extensions with respect to such Tax Returns), (b) paid or caused to be paid all material Taxes required to be paid by it, except for those which are being contested in good faith and for which the Company or the applicable Subsidiary has set aside on its books adequate reserves in accordance with GAAP, and (c) complied with all applicable requirements relating to the withholding of material Taxes and timely collected or withheld and paid over to the proper Governmental Entity all material amounts required to be so collected or withheld and paid over by it. Each of the Company and its Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect. Neither the Company nor any of its Subsidiaries has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries is party to any tax sharing or similar agreement.

Section 3.11 Not a U.S. Real Property Holding Corporation. Each of the Company and its Subsidiaries is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.12 Agreements. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice of any violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or a default) by any party under any material agreement to which the Company or any of its Subsidiaries is a party (“Material Agreement”), nor has such notice been threatened, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other party to any Material Agreement is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Agreement, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.13 SEC Reports. Since January 1, 2019, the Company has filed all SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports filed since January 1, 2019 complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of such SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company does not have pending before the SEC any request for confidential treatment of information or any comments from the SEC which have not been resolved.

Section 3.14 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, each in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that:

Section 4.1 Organization. The Investor is duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has all the requisite power and authority to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Investor.

Section 4.2 Authorization. The Investor has the full limited liability company or comparable right, power, authority and capacity to enter into this Agreement, the Warrant, the Registration Rights Agreement and any other agreements contemplated hereby or thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement, the Warrant, the Registration Rights Agreement and any other agreements contemplated hereby or thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary and proper actions on the part of the Investor. This Agreement, the Warrant, the Registration Rights Agreement and any other agreements contemplated hereby or thereby have been (or will be) duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement, the Warrant, the Registration Rights Agreement and any other agreements contemplated hereby or thereby by the other parties thereto, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 4.3 Non-Contravention. The execution, delivery and performance by the Investor of this Agreement, the Warrant, the Registration Rights Agreement, and any other agreements contemplated hereby or thereby, the receipt and acceptance of the Warrant and the consummation of the other transactions contemplated hereby and thereby (a) will not conflict with or violate any provision of its limited liability company agreement, (b) will not conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any lease, mortgage, license, indenture or any other material agreement to which the Investor is a party or by which its properties may be bound or affected or result in the creation of any lien or encumbrance upon any property or assets of the Investor or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties, respectively, or (c) will not conflict with or violate any law or regulation applicable to the Investor, in each of clauses (b) and (c), other than those as would not reasonably be expected to have a material adverse effect on the Investor.

Section 4.4 Brokers and Finders. Neither the Investor nor any of its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for the Investor or any of its Affiliates or any of their respective officers or directors, in connection with this Agreement or the transactions contemplated hereby.

Section 4.5 Securities Matters. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. The Warrant and the Exercise Shares issuable to the Investor upon exercise of the Warrant shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution of such Warrant or Exercise Shares within the meaning of the Securities Act. The Investor has no present intention of selling, granting any participation in or otherwise distributing the Warrant or the Exercise Shares. The Investor acknowledges that the Warrant and Exercise Shares issued to the Investor upon exercise of the Warrant have not been registered under the Securities Act and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Investor contained in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, following the Closing the parties hereto shall each use their commercially reasonable efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Legal Requirements or otherwise to assure compliance with the terms, provisions, purposes and intents of this Agreement.

Section 5.2 Warrant Exercise. Concurrently with and as a condition precedent to the exercise by the Investor of the Warrant in accordance with its terms, the Investor shall pay the Exercise Price in accordance with the terms of the Warrant.

Section 5.3 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due upon the issuance of the Warrant and issuance of Exercise Shares upon exercise of the Warrant.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.1 Conditions Precedent to the Obligations of the Investor. The obligation of the Investor to proceed with the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Investor:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) Amendment. All conditions precedent to the completion of the transactions contemplated by the Amendment shall have been satisfied or waived.

(d) Closing Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(b)(ii).

Section 6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to proceed with the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investor herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct) as of the date when made, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date.

(b) Performance. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.

(c) Investor Deliverables. The Investor shall have delivered its Investor Deliverables in accordance with Section 2.2(b)(i).

ARTICLE VII

SURVIVAL

Section 7.1 Survival. The representations and warranties provided for in this Agreement shall survive for a period of eighteen (18) months from the date when made; provided, however, that the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), Section 3.5 (Valid Issuance of Warrant), Section 3.14 (Brokers and Finders), Section 4.1 (Organization) Section 4.2 (Authorization), Section 4.4 (Brokers and Finders), and Section 4.5 (Securities Matters) of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations. The covenants or agreements contained in this Agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such agreements and covenants.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Personal Liability of Directors, Officers, Owners, Etc. Except as set forth herein, no director, officer, employee, incorporator, stockholder, controlling Person, manager, member, general partner, limited partner, principal or other agent of the Investor or the Company shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company, as applicable, under this Agreement.

Section 8.2 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, (b) by electronic transmission, upon confirmation of receipt; provided, that any electronic transmission delivered after 5:00 p.m. (local time at the recipient’s location) or on a day that is not a Business Day shall be deemed delivered after confirmation of receipt at 9:00 a.m. (local time at the recipient’s location) on the next succeeding Business Day, (b) on the date of delivery according to the records of a nationally recognized overnight courier service, if delivered by such overnight courier service, (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) on the date the sender’s receipt of an acknowledgement from the intended recipient of e-mail notice (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that any e-mail notice delivered after 5:00 p.m. (local time at the recipient’s location) or on a day that is not a Business Day shall be deemed delivered after confirmation of receipt at 9:00 a.m. (local time at the recipient’s location) on the next succeeding Business Day, in each case, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party pursuant to this Section 8.2:

If to the Company:

FreightCar America, Inc.

125 South Wacker Drive

Suite 1500

Chicago, IL 60606

Email: CEppel@freightcar.net

Attention: Vice President and Chief Financial Officer

With a copy to (which shall not constitute notice for purposes of this Section 8.2):

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Facsimile No.: (312) 558-5700

Email: odavid@winston.com and dsakowitz@winston.com

Attention: Oscar David, Esq. and David A. Sakowitz, Esq.

If to the Investor:

CO Finance LVS VI LLC

650 Newport Center Drive

Newport Beach, California 92660

Telephone No.: (949) 720-6809

Email: chris.neumeyer@pimco.com

Attention: Chris Neumeyer

With a copy to (which shall not constitute notice for purposes of this Section 8.2):

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Email: srosenberg@sheppardmullin.com

Attention: Stacey L. Rosenberg, Esq.

Section 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and the Requisite Holders. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Investor’s rights, interests and obligations under this Agreement may be assigned to any transferee of the Warrant in which the Investor owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Investor or is an Affiliate of that person.

Section 8.5 Governing Law. THIS AGREEMENT, THE WARRANT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE WARRANT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE WARRANT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 8.6 Consent to Jurisdiction; Venue; Waiver of Jury Trial.

(a) EACH PARTY HERETO IRREVOCABLY AGREES AND CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND THE WARRANT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

(b) THE PARTIES HERETO FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS SET FORTH IN SECTION 8.2, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(C).

Section 8.7 Entire Agreement. This Agreement, the Warrant, the Registration Rights Agreement, the Amendment, the other Transaction Documents and any agreements, certificates, instruments or other writings delivered in connection therewith, together with the exhibits and schedules hereto (including the Disclosure Schedules) and thereto, constitute the entire agreement among the Company and the Investor with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Company and the Investor and/or their Affiliates with respect to the subject matter of this Agreement.

Section 8.8 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Legal Requirements, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Legal Requirements and the parties shall enter into alternative arrangements to implement the economic effect of such unenforceable provisions in an enforceable way.

Section 8.10 Counterparts. This Agreement may be executed in any number of counterparts, and with signatures to this Agreement by facsimile or in electronic format, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement. Signatures of the parties transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.11 No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any director, officer, employee, incorporator, stockholder, controlling Person, manager, member, general partner, limited partner, principal or other agent of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of such party) shall have standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

Section 8.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the city or county of New York, this being in addition to any other remedy to which the parties to this Agreement are entitled at law or in equity. Additionally, each party to this Agreement hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at Law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

Section 8.13 Terms and Usage Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall be deemed to mean “and/or”. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as in effect from time to time. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

FREIGHTCAR AMERICA, INC.

By:	/s/ Terence R. Rogers
Name:	Terence R. Rogers
Title: Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary

CO FINANCE LVS VI LLC

By:	/s/ Christopher Neumeyer
Name: Christopher Neumeyer
Title: Authorized Person

[Signature Page to Warrant Acquisition Agreement]